The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these notes has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these notes, nor are they soliciting an offer to buy these notes, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 5, 2018

Pricing Supplement Nos. 2018—USNCH0920 and 2018—USNCH0921

to Product Supplement No. EA-04-06 dated April 7, 2017, Prospectus Supplement and Prospectus each dated April 7, 2017

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-216372 and 333-216372-01

Dated January-----, 2018

Citigroup Global Markets Holdings Inc. Trigger Autocallable Contingent Yield Notes

$------ Notes Linked to the Common Stock of General Motors Company Due On or About January 9, 2020

$------ Notes Linked to the Common Stock of Ford Motor Company Due On or About January 9, 2020

All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.

Investment Description

Trigger Autocallable Contingent Yield Notes (the “notes”) are unsecured, unsubordinated debt obligations of Citigroup Global Markets Holdings Inc. (the “issuer”), guaranteed by Citigroup Inc. (the “guarantor”), linked to the performance of the common stock of a specific company (each, the “underlying”). The notes will pay a contingent coupon on each quarterly coupon payment date if, and only if, the closing price of the applicable underlying on the related quarterly valuation date is greater than or equal to the applicable coupon barrier. If the closing price of the applicable underlying on a quarterly valuation date is less than the applicable coupon barrier, no contingent coupon will be paid on the related coupon payment date. Beginning approximately three months after issuance, if the closing price of the applicable underlying on a quarterly valuation date is greater than or equal to the applicable initial underlying price, we will automatically call the notes and pay you the stated principal amount per note plus the contingent coupon for that valuation date, and no further amounts will be owed to you. At maturity, if the notes have not previously been automatically called, the amount you receive will depend on the final underlying price of the applicable underlying. If the final underlying price of the applicable underlying is greater than or equal to the applicable downside threshold, you will receive the stated principal amount of your notes at maturity plus a final contingent coupon payment. However, if the notes have not been automatically called prior to maturity and the final underlying price of the applicable underlying is less than the applicable downside threshold, you will receive less than the stated principal amount of your notes at maturity, resulting in a loss that is proportionate to the decline in the closing price of the applicable underlying from the trade date to the final valuation date, up to a 100% loss of your investment. Investing in the notes involves significant risks. You may lose a substantial portion or all of your initial investment. You will not receive dividends or other distributions paid on the applicable underlying or participate in any appreciation of the applicable underlying. The contingent repayment of the stated principal amount applies only if you hold the notes to maturity or earlier automatic call. Any payment on the notes, including any repayment of the stated principal amount, is subject to the creditworthiness of the issuer and the guarantor and is not, either directly or indirectly, an obligation of any third party. If the issuer and the guarantor were to default on their payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

Features

❑ Contingent Coupon — We will pay you a contingent coupon on each quarterly coupon payment date if, and only if, the closing price of the applicable underlying on the related valuation date is greater than or equal to the applicable coupon barrier. Otherwise, no contingent coupon will be paid for that quarter.

❑ Automatic Call — Beginning approximately three months after issuance, we will automatically call the notes and pay you the stated principal amount per note plus a final contingent coupon payment if the closing price of the applicable underlying on a quarterly valuation date is greater than or equal to the applicable initial underlying price. If the notes are not automatically called, investors may have full downside market exposure to the applicable underlying at maturity.

❑ Downside Exposure with Contingent Repayment of Principal at Maturity — If the notes are not automatically called prior to maturity and the final underlying price of the applicable underlying is greater than or equal to the applicable downside threshold, you will receive the stated principal amount of your notes at maturity plus a final contingent coupon payment. However, if the final underlying price of the applicable underlying is less than the applicable downside threshold, you will receive less than the stated principal amount of your notes at maturity, resulting in a loss that is proportionate to the decline in the closing price of the applicable underlying from the trade date to the final valuation date, up to a 100% loss of your investment. Any payment on the notes is subject to the creditworthiness of the issuer and guarantor. If the issuer and the guarantor were to default on their obligations, you might not receive any amounts owed to you under the notes and you could lose your entire investment.

Key Dates[1]
Trade date	January 5, 2018
Settlement date[2]	January 10, 2018
Valuation dates[3]	Quarterly, beginning on April 5, 2018
(See page PS-6)
Final valuation date[3]	January 6, 2020
Maturity date	January 9, 2020
[1] Expected [2] See “Supplemental Plan of Distribution” in this pricing supplement for additional information. [3] See page PS-6 for additional details.

NOTICE TO INVESTORS: The notes are significantly riskier than conventional debt INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE STATED PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND the notes CAN have downside MARKET risk SIMILAR TO the APPLICABLE UNDERLYING. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING A DEBT OBLIGATION OF CITIGROUP GLOBAL MARKETS HOLDINGS INC. THAT IS GUARANTEED BY CITIGROUP INC.  You should not PURCHASE the notes if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the notes.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘SUMMARY RISK FACTORS’’ BEGINNING ON PAGE PS-7 OF THIS PRICING SUPPLEMENT AND UNDER ‘‘RISK FACTORS RELATING TO THE SECURITIES’’ BEGINNING ON PAGE EA-6 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE AND MAY HAVE LIMITED OR NO LIQUIDITY.

Notes Offerings

This pricing supplement relates to two (2) separate note offerings. Each issuance of offered notes is linked to one, and only one, underlying. You may participate in either of the two (2) note offerings or, at your election, in both of the offerings. This pricing supplement does not, however, allow you to purchase a note linked to a basket of some or all of the underlyings described below. Each of the two (2) note offerings is linked to the common stock of a different company, and each of the two (2) note offerings has a different contingent coupon rate, initial underlying price, coupon barrier and downside threshold. The initial underlying prices, coupon barriers and downside thresholds will be determined on the trade date. The notes are our unsecured, unsubordinated debt obligations, guaranteed by Citigroup Inc., and are offered for a minimum investment of 100 notes at the issue price described below. The performance of each note offering will not depend on the performance of any other note offering.

Underlying	Contingent Coupon Rate	Initial Underlying Price	Coupon Barrier	Downside Threshold	CUSIP/ISIN
Common stock of General Motors Company (Ticker: GM)	8.70% per annum	$	$-----, which is 70% of the applicable initial underlying price	$-----, which is 70% of the applicable initial underlying price	17326E779 / US17326E7792
Common stock of Ford Motor Company (Ticker: F)	9.85% per annum	$	$-----, which is 80% of the applicable initial underlying price	$-----, which is 80% of the applicable initial underlying price	17326E183 / US17326E1837

See “Additional Terms Specific to the Notes” in this pricing supplement. The notes will have the terms specified in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Issue Price(1)		Underwriting Discount(2)		Proceeds to Issuer
Offering of Notes	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the common stock of General Motors Company		$10.00		$0.15		$9.85
Notes linked to the common stock of Ford Motor Company		$10.00		$0.15		$9.85

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the notes on the trade date will be (i) at least $9.400 for the notes linked to the common stock of General Motors Company and (ii) at least 9.400 for the notes linked to the common stock of Ford Motor Company, which, in each case, will be less than the issue price of those notes. The estimated value of the notes is based on proprietary pricing models of Citigroup Global Markets Inc. (“CGMI”) and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) The underwriting discount is $0.15 per note. CGMI, acting as principal, expects to purchase from Citigroup Global Markets Holdings Inc., and Citigroup Global Markets Holdings Inc. expects to sell to CGMI, the aggregate stated principal amount of the notes set forth above for $9.85 per note. UBS Financial Services Inc. (“UBS”), acting as principal, expects to purchase from CGMI, and CGMI expects to sell to UBS, all of the notes for $9.85 per note. UBS will receive an underwriting discount of $0.15 per note for each note it sells. UBS proposes to offer the notes to the public at a price of $10.00 per note. For additional information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting discount, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets Inc.	UBS Financial Services Inc.

Additional Terms Specific to the Notes

This pricing supplement relates to two (2) separate note offerings. Each issue of the offered notes is linked to one, and only one, underlying. The purchaser of a note will acquire a security linked to a single underlying (not to a basket or index that includes the other underlying). You may participate in either of the two (2) note offerings or, at your election, in both of the offerings. While each note offering relates only to a single underlying identified on the cover page of this pricing supplement, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to that underlying (or any other underlying) or as to the suitability of an investment in the notes.

The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect whether you receive a contingent coupon payment on a coupon payment date, whether the notes are automatically called prior to maturity and whether you are repaid the stated principal amount of your notes at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to Company Shares or ETF Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date,” “—Dilution and Reorganization Adjustments” and “—Delisting of Company Shares,” and not in this pricing supplement. It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this pricing supplement before you decide whether to invest in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

You may access the accompanying product supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for April 7, 2017 on the SEC website):

♦	Product Supplement No. EA-04-06 dated April 7, 2017:

https://www.sec.gov/Archives/edgar/data/200245/000095010317003412/dp74981_424b2-coba.htm

♦	Prospectus Supplement and Prospectus each dated April 7, 2017:

https://www.sec.gov/Archives/edgar/data/831001/000119312517116348/d370918d424b2.htm

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes on or prior to the trade date. The applicable agent will notify you in the event of any material changes to the terms of the notes, and you will be asked to accept such changes in connection with your purchase of the notes. You may also choose to reject such changes, in which case the applicable agent may reject your offer to purchase the notes. References to “Citigroup Global Markets Holdings Inc.,” “Citigroup,” “we,” “our” and “us” refer to Citigroup Global Markets Holdings Inc. and not to any of its subsidiaries. References to “Citigroup Inc.” refer to Citigroup Inc. and not to any of its subsidiaries. In this pricing supplement, “notes” refers to the Trigger Autocallable Contingent Yield Notes Linked to the Common Stock of General Motors Company and the Trigger Autocallable Contingent Yield Notes Linked to the Common Stock of Ford Motor Company that are offered hereby, unless the context otherwise requires.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. The description in this pricing supplement of the particular terms of the notes supplements, and, to the extent inconsistent with, replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying product supplement, prospectus supplement and prospectus. You should carefully consider, among other things, the matters set forth in “Summary Risk Factors” in this pricing supplement and “Risk Factors Relating to the Securities” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

PS-2

Investor Suitability

The suitability considerations identified below are not exhaustive. Whether or not the notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review “Summary Risk Factors” beginning on page PS-7 of this pricing supplement, “The Underlyings” beginning on page PS-15 of this pricing supplement and “Risk Factors Relating to the Securities” beginning on page EA-6 of the accompanying product supplement.

The notes may be suitable for you if, among other considerations:

♦   You fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.

♦   You can tolerate a loss of all or a substantial portion of your initial investment and are willing to make an investment that may have the full downside market risk of an investment in the applicable underlying.

♦   You understand and accept the risks associated with the applicable underlying.

♦   You believe the closing price of the applicable underlying is likely to be greater than or equal to the applicable coupon barrier on the valuation dates, and, if the closing price of the applicable underlying is not, you can tolerate receiving few or no contingent coupon payments over the term of the notes.

♦   You believe the closing price of the applicable underlying will be greater than or equal to the applicable downside threshold on the final valuation date, and, if the closing price of the applicable underlying is below the downside threshold on the final valuation date, you can tolerate a loss of all or a substantial portion of your investment.

♦   You can tolerate fluctuations in the value of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the applicable underlying.

♦   You are willing to hold notes that will be called on the earliest valuation date (beginning three months after issuance) on which the closing price of the applicable underlying is greater than or equal to the applicable initial underlying price, and you are otherwise willing to hold such notes to maturity.

♦   You are willing to make an investment whose positive return is limited to the contingent coupon payments, regardless of the potential appreciation of the applicable underlying, which could be significant.

♦   You are willing to invest in the notes based on the applicable contingent coupon rate indicated on the cover page of this pricing supplement.

♦   You are willing to invest in the notes based on the applicable coupon barrier and applicable downside threshold indicated on the cover page of this pricing supplement.

♦   You are willing and able to hold the notes to maturity, and accept that there may be little or no secondary market for the notes and that any secondary market will depend in large part on the price, if any, at which CGMI is willing to purchase the notes.

♦   You do not seek guaranteed current income from your investment and are willing to forgo dividends or any other distributions paid on the applicable underlying for the term of the notes.

♦   You are willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the notes, and understand that if Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations, you might not receive any amounts due to you, including any repayment of the stated principal amount.

The notes may not be suitable for you if, among other considerations:

♦    You do not fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.

♦    You cannot tolerate the loss of all or a substantial portion of your initial investment, and you are not willing to make an investment that may have the full downside market risk of an investment in the applicable underlying.

♦    You do not understand or are not willing to accept the risks associated with the applicable underlying.

♦    You do not believe the closing price of the applicable underlying is likely to be greater than or equal to the applicable coupon barrier on the valuation dates, or you cannot tolerate receiving few or no contingent coupon payments over the term of the notes.

♦    You believe the closing price of the applicable underlying will be less than the downside threshold on the final valuation date, exposing you to the full downside performance of the applicable underlying.

♦    You require an investment designed to guarantee a full return of the stated principal amount at maturity.

♦    You cannot tolerate fluctuations in the value of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the applicable underlying.

♦    You are unwilling to hold notes that will be called on the earliest valuation date (beginning three months after issuance) on which the closing price of the applicable underlying is greater than or equal to the applicable initial underlying price, or you are otherwise unable or unwilling to hold such notes to maturity.

♦    You seek an investment that participates in the full appreciation of the applicable underlying and whose positive return is not limited to the contingent coupon payments.

♦    You are unwilling to invest in the notes based on the applicable contingent coupon rate indicated on the cover page of this pricing supplement.

♦    You are unwilling to invest in the notes based on the applicable coupon barrier and applicable downside threshold indicated on the cover page of this pricing supplement.

♦    You seek an investment for which there will be an active secondary market.

♦    You seek guaranteed current income from this investment or prefer to receive the dividends and any other distributions paid on the applicable underlying for the term of the notes.

♦    You prefer the lower risk of conventional fixed income investments with comparable maturities and credit ratings.

♦    You are not willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the notes, including any repayment of the stated principal amount.

PS-3

Indicative Terms
Issuer	Citigroup Global Markets Holdings Inc.
Guarantee	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Issue price	100% of the stated principal amount per note
Stated principal amount per note	$10.00 per note
Term	Approximately two years, unless earlier automatically called
Trade date[1]	January 5, 2018
Settlement date[1]	January 10, 2018. See “Supplemental Plan of Distribution” in this pricing supplement for additional information.
Final valuation date[1,2]	January 6, 2020
Maturity date[1]	January 9, 2020
Underlying	Common stock of General Motors Company (Ticker: GM) Common stock of Ford Motor Company (Ticker: F)
Automatic call feature

The notes will be automatically called if the closing price of the applicable underlying on any valuation date occurring on or after April 5, 2018 is greater than or equal to the applicable initial underlying price.

If the notes are automatically called, we will pay you on the applicable coupon payment date a cash payment per $10.00 stated principal amount of each note equal to the stated principal amount per note plus the applicable contingent coupon for the applicable valuation date.

Valuation dates[1]	See “Valuation Dates/Coupon Payment Dates for the Offering of the Notes” on page PS-6.
Coupon payment dates	Three (3) business days following the applicable valuation date, except that the coupon payment date for the final valuation date is the maturity date. See “Valuation Dates/Coupon Payment Dates for the Offering of the Notes” on page PS-6.
Contingent coupon/contingent coupon rate

If the closing price of the applicable underlying on a quarterly valuation date is greater than or equal to the applicable coupon barrier, we will make a contingent coupon payment with respect to that valuation date on the related coupon payment date.

However, if the closing price of the applicable underlying on a quarterly valuation date is below the applicable coupon barrier, no contingent coupon will be payable on the related coupon payment date.

Each contingent coupon payment will be in the amount of (i) $0.2175 for each $10.00 stated principal amount note (based on the per annum contingent coupon rate of 8.70%) for notes linked to the common stock of General Motors Company and (ii) $0.24625 for each $10.00 stated principal amount note (based on the per annum contingent coupon rate of 9.85%) for notes linked to the common stock of Ford Motor Company and will be payable with respect to each valuation date on which the closing price of the applicable underlying on that valuation date is greater than or equal to the applicable coupon barrier.

Contingent coupon payments on the notes are not guaranteed. We will not pay you the contingent coupon for any valuation date on which the closing price of the applicable underlying on that valuation date is less than the applicable coupon barrier.

Payment at maturity (per $10.00 stated principal amount of notes)

If the notes are not automatically called prior to maturity and the final underlying price of the applicable underlying is greater than or equal to the applicable downside threshold, we will pay you the $10.00 stated principal amount plus the applicable contingent coupon with respect to the final valuation date.

If the notes are not automatically called prior to maturity and the final underlying price of the applicable underlying is less than the applicable downside threshold, we will pay you a cash payment on the maturity date that is less than your stated principal amount and may be zero, resulting in a loss that is proportionate to the negative underlying return, equal to:

$10.00 × (1 + underlying return of the applicable underlying)

Accordingly, you may lose all or a substantial portion of your stated principal amount at maturity, depending on how significantly the applicable underlying declines.

Underlying return	final underlying price – initial underlying price initial underlying price
Downside threshold	A percentage of the applicable initial underlying price, as specified on the cover page of this pricing supplement
Coupon barrier	A percentage of the applicable initial underlying price, as specified on the cover page of this pricing supplement
Initial underlying price	The closing price of the applicable underlying on the trade date, as specified on the cover page of this pricing supplement.
Final underlying price	The closing price of the applicable underlying on the final valuation date.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SUBSTANTIAL PORTION OR ALL OF YOUR INITIAL INVESTMENT. THE CONTINGENT REPAYMENT OF THE STATED PRINCIPAL AMOUNT APPLIES ONLY IF YOU HOLD THE NOTES TO MATURITY. ANY PAYMENT ON THE NOTES IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER AND THE GUARANTOR. IF CITIGROUP GLOBAL MARKETS HOLDINGS INC. AND CITIGROUP INC. WERE TO DEFAULT ON THEIR OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

1 Expected. In the event that we make any changes to the expected trade date and settlement date, the valuation dates and maturity date may be changed to ensure that the stated term of the notes remains the same.

PS-4

Investment Timeline

Trade date	The closing price of the applicable underlying (the applicable initial underlying price) is observed and the applicable coupon barrier and applicable downside threshold are determined.

Quarterly (autocallable after three months)

If the closing price of the applicable underlying on any quarterly valuation date is greater than or equal to the applicable coupon barrier, we will pay you a contingent coupon on the related coupon payment date. However, if the closing price of the applicable underlying on any quarterly valuation date is below the applicable coupon barrier, no coupon will be payable on the related coupon payment date.

The notes will be automatically called if the closing price of the applicable underlying on any valuation date (beginning three months after issuance) is greater than or equal to the applicable initial underlying price.

If the notes are automatically called on any valuation date, we will pay the stated principal amount plus the applicable contingent coupon on the related coupon payment date.

After the notes are automatically called, no further payments will be made on the notes.

Maturity date (if not previously automatically called)

If the notes are not automatically called prior to maturity, the final underlying price of the applicable underlying is observed on the final valuation date.

If the final underlying price of the applicable underlying is greater than or equal to the applicable downside threshold, we will pay you the $10.00 stated principal amount plus the applicable contingent coupon with respect to the final valuation date.

If the final underlying price of the applicable underlying is less than the applicable downside threshold, we will pay you a cash payment on the maturity date that is less than your stated principal amount and may be zero, resulting in a loss that is proportionate to the negative underlying return, equal to:

$10.00 × (1 + underlying return of the applicable underlying)

PS-5

Valuation Dates/Coupon Payment Dates for the Offering of the Notes

Valuation Dates[1]	Coupon Payment Dates
April 5, 2018*	April 10, 2018*
July 5, 2018	July 10, 2018
October 5, 2018	October 11, 2018
January 7, 2019	January 10, 2019
April 5, 2019	April 10, 2019
July 5, 2019	July 10, 2019
October 7, 2019	October 10, 2019
January 6, 2020	January 9, 2020
*The notes are automatically callable beginning on the first valuation date, which is April 5, 2018.

1 Subject to postponement as described under “Description of the Securities—Certain Additional Terms for Securities Linked to Company Shares or ETF Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

PS-6

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with the applicable underlying. Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisers as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes. You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

♦	You may lose some or all of your investment — The notes differ from ordinary debt securities in that we will not necessarily repay the full stated principal amount of your notes at maturity. If the notes are not automatically called on any of the valuation dates (beginning three months after issuance) and the final underlying price of the applicable underlying is less than the applicable downside threshold, you will lose 1% of the stated principal amount of the notes for every 1% by which the final underlying price of the applicable underlying is less than the applicable initial underlying price. There is no minimum payment at maturity on the notes, and you may lose up to all of your investment in the notes.

♦	You will not receive any contingent coupon payment for any quarter in which the closing price of the applicable underlying on the related valuation date is less than the applicable coupon barrier — A contingent coupon payment will be made on a coupon payment date if and only if the closing price of the applicable underlying on the related valuation date is greater than or equal to the applicable coupon barrier. If the closing price of the applicable underlying on any valuation date is less than the applicable coupon barrier, you will not receive any contingent coupon payment on the related coupon payment date. If the closing price of the applicable underlying is below the applicable coupon barrier on each valuation date, you will not receive any contingent coupon payments over the term of the notes.

♦	Higher contingent coupon rates are associated with greater risk — The notes offer contingent coupon payments at an annualized rate that, if all are paid, would produce a yield that is generally higher than the yield on our conventional debt securities of the same maturity. This higher potential yield is associated with greater levels of expected risk as of the trade date for the notes, including the risk that you may not receive a contingent coupon payment on one or more, or any, coupon payment dates and the risk that you may receive significantly less than the stated principal amount of your notes at maturity. The volatility of the applicable underlying is an important factor affecting these risks. Greater expected volatility of the applicable underlying as of the trade date may result in a higher contingent coupon rate, but would also represent a greater expected likelihood as of the trade date that the closing price of the applicable underlying will be less than the applicable coupon barrier on one or more valuation dates, such that you will not receive one or more, or any, contingent coupon payments during the term of the notes, and that the closing price of the applicable underlying will be less than the applicable downside threshold on the final valuation date, such that you will not be repaid the stated principal amount of your notes at maturity.

♦	You may not be adequately compensated for assuming the downside risk of the applicable underlying — The potential contingent coupon payments on the notes are the compensation you receive for assuming the downside risk of the applicable underlying, as well as all the other risks of the notes. That compensation is effectively “at risk” and may, therefore, be less than you currently anticipate. First, the actual yield you realize on the notes could be lower than you anticipate because the coupon is “contingent” and you may not receive a contingent coupon payment on one or more, or any, of the coupon payment dates. Second, the contingent coupon payments are the compensation you receive not only for the downside risk of the applicable underlying, but also for all of the other risks of the notes, including the risk that the notes may be called prior to maturity, interest rate risk and our and Citigroup Inc.’s credit risk. If those other risks increase or are otherwise greater than you currently anticipate, the contingent coupon payments may turn out to be inadequate to compensate you for all the risks of the notes, including the downside risk of the applicable underlying.

♦	The notes offer downside exposure to the applicable underlying, but no upside exposure to the applicable underlying — You will not participate in any appreciation in the price of the applicable underlying over the term of the notes. Consequently, your return on the notes will be limited to the contingent coupon payments you receive, if any, and may be significantly less than the return on the applicable underlying over the term of the notes. In addition, you will not receive any dividends or other distributions or have any other rights with respect to the applicable underlying.

♦	The performance of the notes will depend on the closing price of the applicable underlying solely on the relevant valuation dates, which makes the notes particularly sensitive to the volatility of the applicable underlying — Whether the contingent coupon will be paid for any given quarter will depend on the closing price of the applicable underlying solely on the applicable quarterly valuation dates, regardless of the closing price of the applicable underlying on other days during the term of the notes. If the notes are not automatically called, what you receive at maturity will depend solely on the closing price of the applicable underlying on the final valuation date, and not on any other day during the term of the notes. Because the performance of the notes depends on the closing price of the applicable underlying on a limited number of dates, the notes will be particularly sensitive to volatility in the closing price of the applicable underlying. You should understand that the applicable underlying has historically been highly volatile.

PS-7

♦	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. — Any payment on the notes will be made by Citigroup Global Markets Holdings Inc. and is guaranteed by Citigroup Inc., and therefore is subject to the credit risk of both Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive any payments that become due under the notes. As a result, the value of the notes prior to maturity will be affected by changes in the market’s view of our and Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in either of our or Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking either of our or Citigroup Inc.’s credit risk is likely to adversely affect the value of the notes.

♦	The notes may be automatically called prior to maturity — Beginning three months after issuance, on any valuation date occurring quarterly during the term of the notes, the notes will be automatically called if the closing price of the applicable underlying on that valuation date is greater than or equal to the applicable initial underlying price. Thus, the term of the notes may be limited to as short as three months. If the notes are automatically called prior to maturity, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk. Generally, the longer the notes are outstanding, the less likely it is that they will be automatically called due to the decline in the price of the applicable underlying and the shorter time remaining for the price of the applicable underlying to recover.

♦	The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity — The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

♦	The probability that the applicable underlying will fall below the applicable coupon barrier on any valuation date or the applicable downside threshold on the final valuation date will depend in part on the volatility of the applicable underlying — “Volatility” refers to the frequency and magnitude of changes in the price of the applicable underlying. In general, the greater the volatility of the applicable underlying, the greater the probability that the applicable underlying will experience a large decline over the term of the notes and fall below the applicable coupon barrier on one, or more, quarterly valuation dates and/or below the applicable downside threshold on the final valuation date. The applicable underlying has historically experienced significant volatility. As a result, there is a significant risk that the applicable underlying will fall below the applicable coupon barrier on one or more valuation dates, such that you will not receive one or more contingent coupon payments, and that the applicable underlying will fall below the applicable downside threshold on the final valuation date, such that you will incur a significant loss on your investment in the notes. The terms of the notes are set, in part, based on expectations about the volatility of the applicable underlying as of the trade date. If expectations about the volatility of the applicable underlying change over the term of the notes, the value of the notes may be adversely affected, and if the actual volatility of the applicable underlying proves to be greater than initially expected, the notes may prove to be riskier than expected on the trade date.

♦	The estimated value of the notes on the trade date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price — The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) the underwriting discount paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

♦	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models — CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the applicable underlying, the dividend yield on the applicable underlying and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

♦	The estimated value of the notes would be lower if it were calculated based on our secondary market rate — The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not the same as the contingent coupon rate that is payable on the notes.

PS-8

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

♦	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market — Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

♦	The value of the notes prior to maturity will fluctuate based on many unpredictable factors — As described under “Valuation of the Notes” below, the payout on the notes could be replicated by a hypothetical package of financial instruments consisting of a fixed-income bond and one or more derivative instruments. As a result, the factors that influence the values of fixed-income bonds and derivative instruments will also influence the terms of the notes at issuance and the value of the notes prior to maturity. Accordingly, the value of your notes prior to maturity will fluctuate based on the price and volatility of the applicable underlying and a number of other factors, including the dividend yield on the applicable underlying, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the price of the applicable underlying may not result in a comparable change in the value of your notes. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price. The stated payout from the issuer only applies if you hold the notes to maturity or earlier automatic call, as applicable.

♦	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment — The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

♦	Our offering of the notes is not a recommendation of the applicable underlying — The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the applicable underlying is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the applicable underlying or in instruments related to the applicable underlying, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the applicable underlying. These and other activities of our affiliates may affect the price of the applicable underlying in a way that has a negative impact on your interests as a holder of the notes.

♦	Our affiliates, or UBS or its affiliates, may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the notes — Any such research, opinions or recommendations could affect the closing price of the applicable underlying and the value of the notes. Our affiliates, and UBS and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by our affiliates or by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. These and other activities of our affiliates or UBS or its affiliates may adversely affect the price of the applicable underlying and may have a negative impact on your interests as a holder of the notes. Investors should make their own independent investigation of the merits of investing in the notes and the applicable underlying to which the notes are linked.

♦	Trading and other transactions by our affiliates, or by UBS or its affiliates, in the equity and equity derivative markets may impair the value of the notes — We expect to hedge our exposure under the notes through CGMI or other of our affiliates, who will likely enter into equity and/or equity derivative transactions, such as over-the-counter options or exchange-traded instruments, relating to the applicable underlying and other financial instruments related to the applicable underlying and may adjust such positions during the term of the notes. It is possible that our affiliates could receive substantial returns from these hedging activities while the value of the notes declines. Our affiliates and UBS and its affiliates may also engage in trading in the applicable underlying or instruments linked to the applicable underlying on a regular basis as part of their respective general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may affect the closing price of the applicable underlying and reduce the return on your investment in the notes. Our affiliates or UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the applicable underlying. By introducing competing products into the marketplace in this manner, our affiliates or UBS or its affiliates could adversely affect the value of the notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the notes.

♦	Our affiliates, or UBS or its affiliates, may have economic interests that are adverse to yours as a result of their respective business activities — Our affiliates or UBS or its affiliates may currently or from time to time engage in business with the applicable underlying issuer, including extending loans to, making equity investments in or providing advisory services to the applicable underlying issuer. In the course of this business, our affiliates or UBS or its affiliates may acquire non-public information about the applicable

PS-9

underlying issuer, which they will not disclose to you. Moreover, if any of our affiliates or UBS or any of its affiliates is or becomes a creditor of the applicable underlying issuer, they may exercise any remedies against that issuer that are available to them without regard to your interests.

♦	You will have no rights against the applicable underlying issuer, and you will not receive dividends on the applicable underlying — As a holder of the notes, you will not be entitled to any rights with respect to the applicable underlying or the applicable underlying issuer, including voting rights and rights to receive any dividends or other distributions on the applicable underlying, but you will be subject to all changes affecting the applicable underlying. The applicable underlying issuer is not involved in the offering of the notes in any way, and the applicable underlying issuer does not have any obligation to consider your interests as a holder of notes.

♦	We have no affiliation with the applicable underlying issuer and are not responsible for its public disclosures — We are not affiliated with the applicable underlying issuer, and the applicable underlying issuer is not involved in this offering of the notes in any way. Consequently, we have no control over the actions of the applicable underlying issuer, including any corporate actions of the type that would require the calculation agent to adjust the terms of the notes. The applicable underlying issuer does not have any obligation to consider your interests as an investor in the notes in taking any corporate actions that might affect the value of your notes. None of the money you pay for the notes will go to the applicable underlying issuer.

In addition, as we are not affiliated with the applicable underlying issuer, we do not assume any responsibility for the accuracy or adequacy of any information about the applicable underlying or the applicable underlying issuer contained in the applicable underlying issuer’s public disclosures. We have made no “due diligence” or other investigation into the applicable underlying issuer. As an investor in the notes, you should make your own investigation into the applicable underlying issuer.

♦	Even if the applicable underlying issuer pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the notes for that dividend unless it meets the criteria specified in the accompanying product supplement — In general, an adjustment will not be made under the terms of the notes for any cash dividend paid on the applicable underlying unless the amount of the dividend per share, together with any other dividends paid in the same fiscal quarter, exceeds the dividend paid per share in the most recent fiscal quarter by an amount equal to at least 10% of the closing price of the applicable underlying on the date of declaration of the dividend. Any dividend will reduce the closing price of the applicable underlying by the amount of the dividend per share. If the applicable underlying issuer pays any dividend for which an adjustment is not made under the terms of the notes, holders of the notes will be adversely affected. See “Description of the Securities—Certain Additional Terms for Securities Linked to Company Shares or ETF Shares—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

♦	The notes will not be adjusted for all events that could affect the price of the applicable underlying — For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above, partial tender offers or additional public offerings of the applicable underlying. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the notes may be adversely affected by such an event in a circumstance in which a direct holder of the applicable underlying would not.

♦	If the applicable underlying is delisted, we may call the notes prior to maturity for an amount that may be less than the stated principal amount — If we exercise this call right, you will receive the amount described under “Description of the Securities—Certain Additional Terms for Securities Linked to Company Shares or ETF Shares—Delisting of Company Shares” in the accompanying product supplement. This amount may be less, and possibly significantly less, than the stated principal amount of the notes.

♦	The notes may become linked to shares of an issuer other than the original underlying issuer upon the occurrence of a reorganization event or upon the delisting of the applicable underlying — For example, if the applicable underlying issuer enters into a merger agreement that provides for holders of the applicable underlying to receive stock of another entity, the stock of such other entity will become the applicable underlying for all purposes of the notes upon consummation of the merger. Additionally, if the applicable underlying is delisted and we do not exercise our call right, the calculation agent may, in its sole discretion, select shares of another issuer to be the applicable underlying. See “Description of the Securities—Certain Additional Terms for Securities Linked to Company Shares or ETF Shares —Dilution and Reorganization Adjustments,” and “—Delisting of Company Shares” in the accompanying product supplement.

♦	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes — If certain events occur, such as market disruption events, events with respect to the applicable underlying that may require a dilution adjustment or the delisting of the applicable underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect the payments on the notes. Such judgments could include, among other things:

♦	determining whether a market disruption event has occurred with respect to the applicable underlying;

♦	if a market disruption event occurs on any valuation date with respect to the applicable underlying, determining whether to postpone the valuation date;

♦	determining the price of the applicable underlying if the price of the applicable underlying is not otherwise available or a market disruption event has occurred;

♦	determining the appropriate adjustments to be made to the terms of the notes upon the occurrence of an event described under “Description of the Securities—Certain Additional Terms for Securities Linked to Company Shares or ETF Shares—Dilution and Reorganization Adjustments” in the accompanying product supplement; and

PS-10

♦	if the applicable underlying is delisted and we do not exercise our call right, determining whether to select a successor underlying and, if so, making such selection (see “Description of the Securities—Certain Additional Terms for Securities Linked to Company Shares or ETF Shares—Delisting of Company Shares” in the accompanying product supplement).

In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.

♦	The U.S. federal tax consequences of an investment in the notes are unclear — There is no direct legal authority regarding the proper U.S. federal tax treatment of the notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the notes might be materially and adversely affected. Moreover, as described in the accompanying product supplement under “United States Federal Tax Considerations,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, including the character and timing of income or loss recognized by U.S. investors, possibly with retroactive effect. You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Non-U.S. investors should note that persons having withholding responsibility in respect of the notes may withhold on any coupon payment paid to a non-U.S. investor, generally at a rate of 30%. To the extent that we have withholding responsibility in respect of the notes, we intend to so withhold.

In addition, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a withholding tax of up to 30% on “dividend equivalents” paid or deemed paid to non-U.S. investors in respect of certain financial instruments linked to U.S. equities. In light of Treasury regulations, as modified by an IRS notice, that provide a general exemption for financial instruments issued in 2018 that do not have a “delta” of one, as of the date of this preliminary pricing supplement the notes should not be subject to withholding under Section 871(m). However, information about the application of Section 871(m) to the notes will be updated in the final pricing supplement. Moreover, the IRS could challenge a conclusion that the notes should not be subject to withholding under Section 871(m).

We will not be required to pay any additional amounts with respect to amounts withheld.

PS-11

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the hypothetical payment upon automatic call or at maturity on a hypothetical offering of notes linked to a hypothetical underlying with the following assumptions*:

t	Stated Principal Amount: $10

t	Term: 2 years, unless earlier automatically called

t	Hypothetical Initial Underlying Price: $100.00

t	Hypothetical Contingent Coupon Rate: 5.00% per annum (or 1.25% per quarter)

t	Hypothetical Quarterly Contingent Coupon Payment: $0.125 per quarter per note

t	Valuation Dates: Quarterly, automatically callable after approximately three months, as set forth on page PS-6 of this pricing supplement

t	Hypothetical Coupon Barrier: $80.00, which is 80% of the hypothetical initial underlying price

t	Hypothetical Downside Threshold: $80.00, which is 80% of the hypothetical initial underlying price

* The actual contingent coupon rate for the applicable notes is specified on the cover of this pricing supplement. The actual initial underlying prices, coupon barriers and downside thresholds will be determined on the trade date.

The examples below are purely hypothetical and are not based on any specific offering of notes linked to any specific underlying. These examples are intended to illustrate (a) under what circumstances the notes will be subject to an automatic call and (b) how the value of the payment at maturity on the notes will depend on the final underlying price of the applicable underlying. The examples below have been rounded for ease of analysis.

Example 1 — Notes are automatically called on the first valuation date.

Date	Closing Price of the Underlying	Payment (per note)
First Valuation Date	$120.00 (at or above coupon barrier and initial underlying price)	$10.125 (settlement amount)
	Total Payment:	$10.125 (1.25% total return)

The applicable underlying closes above the applicable coupon barrier and applicable initial underlying price on the first valuation date, and the notes are automatically called on the first coupon payment date. You will receive on the coupon payment date a total of $10.125 per note, reflecting the $10.00 stated principal amount plus the applicable contingent coupon. You would have been paid a total of $10.125 per note for a 1.25% total return on the notes. No further amount would be owed to you under the notes, and you would not participate in the appreciation of the underlying.

Example 2 — Notes are NOT automatically called and the final underlying price of the applicable underlying is at or above the applicable downside threshold.

Date	Closing Price of the Underlying	Payment (per note)

First Valuation Date	$90.00 (at or above coupon barrier)	$0.125 (contingent coupon — not callable)

Second Valuation Date	$85.00 (at or above coupon barrier)	$0.125 (contingent coupon — not callable)

Third to Seventh Valuation Dates	various (all below coupon barrier and initial underlying price)	$0.00 (not callable)

Final Valuation Date	$95.00 (at or above downside threshold)	$10.125

	Total Payment:	$10.375 (3.75% total return)

The applicable underlying closes above the applicable coupon barrier on each of the first two valuation dates and therefore a contingent coupon is paid on each of the first two coupon payment dates. On each of the third to seventh valuation dates, the applicable underlying closes below the applicable coupon barrier. Therefore, no contingent coupon is paid on any related coupon payment date. On the final valuation date, the applicable underlying closes above the downside threshold. Therefore, at maturity, you would receive a total of $10.125 per note, reflecting the $10.00 stated principal amount plus the applicable contingent coupon. When added to the total contingent coupon payments of $0.25 received in respect of the prior valuation dates, you would have been paid a total of $10.375 per note for a 3.75% total return on the notes over two years.

PS-12

Example 3 — Notes are NOT automatically called and the final underlying price of the applicable underlying is below the applicable downside threshold.

Date	Closing Price of the Underlying	Payment (per note)

First to Seventh Valuation Dates	Various (all below coupon barrier and initial underlying price)	$0 (not callable)

Final Valuation Date	$30.00 (below downside threshold)	$10.00 × [1 + underlying return of the underlying] = $10.00 × [1 + -70.00%] = $10.00 × 0.30 = $3.00 (payment at maturity)
	Total Payment:	$3.00 (-70.00% total return)

The applicable underlying on each valuation date closes below the coupon barrier, and as a result no contingent coupon is paid on any coupon payment date during the term of the notes. On the final valuation date, the applicable underlying closes below the applicable downside threshold. Therefore, at maturity, investors are exposed to the downside performance of the applicable underlying and you will receive $3.00 per note, which reflects the percentage decrease of the applicable underlying from the trade date to the final valuation date.

PS-13

The Underlyings

Included on the following pages is a brief description of each underlying issuer. This information has been obtained from publicly available sources, without independent verification. Also included on the following pages is a table for each underlying that sets forth the high, low and end-of-quarter closing prices of each underlying for each quarter in the period shown. The graph associated with each such table shows the closing prices of each underlying for each day such prices were available in that same period. We obtained the information in the tables and graphs below from Bloomberg L.P., without independent verification. If certain corporate transactions occurred during the historical periods provided on the following pages, including, but not limited to, spin-offs or mergers, then the closing prices of the applicable underlying for the period prior to the occurrence of any such transaction have been adjusted by Bloomberg L.P. as if any such transaction had occurred prior to the first day in the periods provided on the following pages. These historical data on each underlying are not indicative of the future performance of each underlying or what the value of the notes may be. Any historical upward or downward trend in the value of the applicable underlying during any period set forth below is not an indication that the price of the applicable underlying is more or less likely to increase or decrease at any time during the term of the notes, and no assurance can be given as to the closing price of the applicable underlying on any valuation date.

Each underlying is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by each underlying issuer with the SEC can be reviewed electronically through a website maintained by the SEC at http://www.sec.gov. Information filed with the SEC by each underlying issuer can be located by reference to its SEC file number provided below. In addition, information regarding each underlying issuer may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

This pricing supplement relates only to the notes offered hereby and does not relate to the applicable underlying or other securities of the applicable underlying issuer. We have derived all disclosures contained in this pricing supplement regarding the applicable underlying issuer from the publicly available documents described in the preceding paragraph. In connection with the offering of the notes, none of Citigroup Global Markets Holdings Inc., Citigroup Inc., CGMI or UBS has participated in the preparation of such documents or made any due diligence inquiry with respect to the applicable underlying issuer, such publicly available documents or any other publicly available information regarding the applicable underlying issuer.

The notes represent obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc. only. The applicable underlying issuer is not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes.

None of Citigroup Global Markets Holdings Inc., Citigroup Inc., UBS or any of their respective subsidiaries makes any representation to you as to the performance of the applicable underlying.

PS-14

General Motors Company

According to its publicly available filings with the SEC, General Motors Company designs, builds and sells cars, trucks and automobile parts.  Information provided to or filed with the SEC by General Motors Company pursuant to the Exchange Act can be located by reference to the SEC file number 001-34960.  The common stock of General Motors Company, par value $0.01 per share (Bloomberg ticker: GM), is listed on The New York Stock Exchange.

Historical Information Regarding the Common Stock of General Motors Company

The following table sets forth, for each of the quarterly periods indicated, the high and low closing prices of, and dividends paid on, the common stock of General Motors Company from November 18, 2010 through January 3, 2018. The common stock of General Motors Company began trading on November 18, 2010 and therefore has a limited historical performance. The closing price of the common stock of General Motors Company on January 3, 2018 was $42.82. The initial underlying price for the notes linked to the common stock of General Motors Company will be the closing price of the common stock of General Motors Company on the trade date. We obtained the closing prices and other information below from Bloomberg, L.P., without independent verification. The closing prices and this other information may be adjusted by Bloomberg, L.P. for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. Since its inception, the price of the common stock of General Motors Company has experienced significant fluctuations. The historical performance of the common stock of General Motors Company should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of General Motors Company during the term of the notes. We cannot give you assurance that the performance of the common stock of General Motors Company will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that the common stock of General Motors Company will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of General Motors Company.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Dividends
11/18/2010*	12/31/2010	$36.86	$33.25	$0.000
1/3/2011	3/31/2011	$38.98	$30.74	$0.000
4/1/2011	6/30/2011	$33.04	$28.56	$0.000
7/1/2011	9/30/2011	$31.80	$20.18	$0.000
10/3/2011	12/30/2011	$26.45	$19.05	$0.000
1/3/2012	3/30/2012	$27.34	$21.05	$0.000
4/2/2012	6/29/2012	$26.76	$19.66	$0.000
7/2/2012	9/28/2012	$24.80	$18.80	$0.000
10/1/2012	12/31/2012	$28.83	$23.09	$0.000
1/2/2013	3/28/2013	$30.60	$26.33	$0.000
4/1/2013	6/28/2013	$35.03	$27.52	$0.000
7/1/2013	9/30/2013	$37.58	$33.69	$0.000
10/1/2013	12/31/2013	$41.53	$34.16	$0.000
1/2/2014	3/31/2014	$40.95	$34.09	$0.300
4/1/2014	6/30/2014	$37.09	$31.93	$0.300
7/1/2014	9/30/2014	$37.97	$31.94	$0.300
10/1/2014	12/31/2014	$35.09	$29.69	$0.300
1/2/2015	3/31/2015	$38.87	$32.62	$0.300
4/1/2015	6/30/2015	$37.16	$33.23	$0.360
7/1/2015	9/30/2015	$33.23	$27.28	$0.360
10/1/2015	12/31/2015	$36.46	$30.67	$0.360
1/4/2016	3/31/2016	$33.31	$26.90	$0.380
4/1/2016	6/30/2016	$32.66	$27.51	$0.380
7/1/2016	9/30/2016	$32.39	$28.17	$0.380
10/3/2016	12/31/2016	$37.66	$30.96	$0.380
1/3/2017	3/24/2017	$38.28	$34.26	$0.380
4/3/2017	6/30/2017	$34.93	$32.42	$0.380
7/3/2017	9/29/2017	$40.58	$34.76	$0.380
10/2/2017	12/29/2017	$46.48	$40.81	$0.380

PS-15

1/2/2018	1/3/2018*	$42.82	$41.80	$0.000

*	The common stock of General Motors Company began trading on November 18, 2010 and therefore has a limited historical performance.
*	As of the date of this pricing supplement, available information for the first calendar quarter of 2018 includes data for the period from January 2, 2018 through January 3, 2018. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2018.

The graph below illustrates the performance of the common stock of General Motors Company from November 18, 2010 to January 3, 2018. The closing price of the common stock of General Motors Company on January 3, 2018 was $42.82. We obtained the closing prices of the common stock of General Motors Company from Bloomberg, and we have not participated in the preparation of or verified such information. The historical closing prices of the common stock of General Motors Company should not be taken as an indication of future performance and no assurance can be given as to the final underlying price or any future closing price of the common stock of General Motors Company. We cannot give you assurance that the performance of the common stock of General Motors Company will result in a positive return on your initial investment and you could lose a significant portion or all of the stated principal amount at maturity.

PS-16

Ford Motor Company

According to its publicly available filings with the SEC, Ford Motor Company is a global producer of automobiles. Information provided to or filed with the SEC by Ford Motor Company pursuant to the Exchange Act can be located by reference to the SEC file number 001-03950.  The common stock of Ford Motor Company, par value $0.01 per share (Bloomberg ticker: F), is listed on The New York Stock Exchange.

Historical Information Regarding the Common Stock of Ford Motor Company

The following table sets forth, for each of the quarterly periods indicated, the high and low closing prices of, and dividends paid on, the common stock of Ford Motor Company from January 2, 2008 through January 3, 2018. The closing price of the common stock of Ford Motor Company on January 3, 2018 was $12.76. The initial underlying price for the notes linked to the common stock of Ford Motor Company will be the closing price of the common stock of Ford Motor Company on the trade date. We obtained the closing prices and other information below from Bloomberg, L.P., without independent verification. The closing prices and this other information may be adjusted by Bloomberg, L.P. for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. Since its inception, the price of the common stock of Ford Motor Company has experienced significant fluctuations. The historical performance of the common stock of Ford Motor Company should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of Ford Motor Company during the term of the notes. We cannot give you assurance that the performance of the common stock of Ford Motor Company will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that the common stock of Ford Motor Company will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Ford Motor Company.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Dividends
1/2/2008	3/31/2008	$6.85	$5.11	$0.000
4/1/2008	6/30/2008	$8.48	$4.81	$0.000
7/1/2008	9/30/2008	$6.03	$4.17	$0.000
10/1/2008	12/31/2008	$4.55	$1.26	$0.000
1/2/2009	3/31/2009	$2.94	$1.58	$0.000
4/1/2009	6/30/2009	$6.41	$2.74	$0.000
7/1/2009	9/30/2009	$8.44	$5.35	$0.000
10/1/2009	12/31/2009	$10.20	$6.84	$0.000
1/4/2010	3/31/2010	$14.10	$10.28	$0.000
4/1/2010	6/30/2010	$14.46	$9.88	$0.000
7/1/2010	9/30/2010	$13.16	$10.16	$0.000
10/1/2010	12/31/2010	$17.00	$12.26	$0.000
1/3/2011	3/31/2011	$18.79	$14.01	$0.000
4/1/2011	6/30/2011	$15.79	$12.78	$0.000
7/1/2011	9/30/2011	$14.12	$9.62	$0.000
10/3/2011	12/30/2011	$12.51	$9.37	$0.000
1/3/2012	3/30/2012	$12.96	$11.13	$0.050
4/2/2012	6/29/2012	$12.64	$9.59	$0.050
7/2/2012	9/28/2012	$10.59	$8.92	$0.050
10/1/2012	12/31/2012	$12.95	$9.79	$0.050
1/2/2013	3/28/2013	$14.30	$12.13	$0.100
4/1/2013	6/28/2013	$15.90	$12.44	$0.100
7/1/2013	9/30/2013	$17.66	$15.74	$0.100
10/1/2013	12/31/2013	$17.76	$15.15	$0.100
1/2/2014	3/31/2014	$16.73	$14.55	$0.125
4/1/2014	6/30/2014	$17.28	$15.46	$0.125
7/1/2014	9/30/2014	$17.84	$14.79	$0.125
10/1/2014	12/31/2014	$16.01	$13.54	$0.125
1/2/2015	3/31/2015	$16.57	$14.46	$0.150
4/1/2015	6/30/2015	$16.07	$14.78	$0.150

PS-17

7/1/2015	9/30/2015	$15.21	$12.90	$0.150
10/1/2015	12/31/2015	$15.68	$13.62	$0.150
1/4/2016	3/31/2016	$13.97	$11.17	$0.150
4/1/2016	6/30/2016	$14.09	$12.16	$0.150
7/1/2016	9/30/2016	$13.92	$11.94	$0.150
10/3/2016	12/31/2016	$13.17	$11.34	$0.150
1/3/2017	3/31/2017	$13.17	$11.46	$0.150
4/3/2017	6/30/2017	$11.60	$10.76	$0.150
7/3/2017	9/29/2017	$11.97	$10.56	$0.150
10/2/2017	12/29/2017	$12.72	$12.00	$0.150
1/2/2018	1/2/2018*	$12.76	$12.66	$0.000

*	As of the date of this pricing supplement, available information for the first calendar quarter of 2018 includes data for the period from January 2, 2018 through January 3, 2018. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2018.

The graph below illustrates the performance of the common stock of Ford Motor Company from January 2, 2008 to January 3, 2018. The closing price of the common stock of Ford Motor Company on January 3, 2018 was $12.76. We obtained the closing prices of the common stock of Ford Motor Company from Bloomberg, and we have not participated in the preparation of or verified such information. The historical closing prices of the common stock of Ford Motor Company should not be taken as an indication of future performance and no assurance can be given as to the final underlying price or any future closing price of the common stock of Ford Motor Company. We cannot give you assurance that the performance of the common stock of Ford Motor Company will result in a positive return on your initial investment and you could lose a significant portion or all of the stated principal amount at maturity.

PS-18

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the notes. In connection with any information reporting requirements we may have in respect of the notes under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat the notes for U.S. federal income tax purposes as prepaid forward contracts with associated coupon payments that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, this treatment of the notes is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

Assuming this treatment of the notes is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	Any coupon payments on the notes should be taxable as ordinary income to you at the time received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

•	Upon a sale or exchange of a note (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the note. For this purpose, the amount realized does not include any coupon paid on retirement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment. Such gain or loss should be long-term capital gain or loss if you held the note for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the notes, and the IRS or a court might not agree with the treatment described herein. In addition, the U.S. Treasury Department and the IRS have released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts.” While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, including the character and timing of income or loss, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the notes and potential consequences of the IRS notice.

Withholding Tax on Non-U.S. Holders. Because significant aspects of the tax treatment of the notes are uncertain, persons having withholding responsibility in respect of the notes may withhold on any coupon payment paid to Non-U.S. Holders (as defined in the accompanying product supplement), generally at a rate of 30%. To the extent that we have (or an affiliate of ours has) withholding responsibility in respect of the notes, we intend to so withhold. In order to claim an exemption from, or a reduction in, the 30% withholding, you may need to comply with certification requirements to establish that you are not a U.S. person and are eligible for such an exemption or reduction under an applicable tax treaty. You should consult your tax adviser regarding the tax treatment of the notes, including the possibility of obtaining a refund of any amounts withheld and the certification requirement described above.

Moreover, as discussed under “United States Federal Tax Considerations – Tax Consequences to Non-U.S. Holders – Possible Withholding Under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, the regulations, as modified by an IRS notice, exempt financial instruments issued in 2018 that do not have a “delta” of one. Based on the terms of the notes and representations provided by us, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be Specified Securities subject to withholding tax under Section 871(m).

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances. For example, if you enter into other transactions relating to a U.S. Underlying Equity, you could be subject to withholding tax or income tax liability under Section 871(m) even if the notes are not Specified Securities subject to Section 871(m) as a general matter. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

This information is indicative and will be updated in the final pricing supplement or may otherwise be updated by us in writing from time to time. Non-U.S. Holders should be warned that Section 871(m) may apply to the notes based on circumstances as of the pricing date for the notes and, therefore, it is possible that the notes will be subject to withholding tax under Section 871(m).

We will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

PS-19

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the lead agent for the sale of the notes, will receive an underwriting discount of $0.15 for each note sold in this offering. UBS, as agent for sales of the notes, expects to purchase from CGMI, and CGMI expects to sell to UBS, all of the notes sold in this offering for $9.85 per note. UBS proposes to offer the notes to the public at a price of $10.00 per note. UBS will receive an underwriting discount of $0.15 per note for each note it sells to the public. The underwriting discount will be received by UBS and its financial advisors collectively. If all of the notes are not sold at the initial offering price, CGMI may change the public offering price and other selling terms. For the avoidance of doubt, the underwriting discount will not be rebated if the notes are automatically called prior to maturity.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the notes of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client.

Secondary market sales of notes typically settle two business days after the date on which the parties agree to the sale. Because the settlement date for the notes is more than two business days after the trade date, investors who wish to sell the notes at any time prior to the second business day preceding the settlement date will be required to specify an alternative settlement date for the secondary market sale to prevent a failed settlement. Investors should consult their own investment advisors in this regard.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the proceeds from the sale of the notes will be used to hedge our obligations under the notes. We expect to hedge our obligations under the notes through CGMI or other of our affiliates. It is expected that CGMI or such other affiliates may profit from such expected hedging activity even if the value of the notes declines. This hedging activity could affect the closing price of the applicable underlying and, therefore, the value of and your return on the notes. For additional information on the ways in which our counterparties may hedge our obligations under the notes, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Prohibition of Sales to EEA Retail Investors

The notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area.  For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes offered so as to enable an investor to decide to purchase or subscribe the notes.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the notes is a function of the terms of the notes and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the notes will be on the trade date because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the trade date.

During a temporary adjustment period immediately following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined.  This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes.  The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period.  CGMI currently expects that the temporary adjustment period will be approximately 5 months, but the actual length of the temporary adjustment period may be shortened due to various factors, such as the volume of secondary market purchases of the

PS-20

notes and other factors that cannot be predicted. However, CGMI is not obligated to buy the notes from investors at any time. See “Summary Risk Factors—The notes will not be listed on a securities exchange and you may not be able to sell them prior to maturity.”

© 2018 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

PS-21